Exhibit 5.1

Gordon Ho

+1 650 843 5190

gho@cooley.com

July 25, 2025

Quince Therapeutics, Inc.

611 Gateway Boulevard, Suite 273

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Quince Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 17,343,856 shares of the common stock, $0.001 par value (the “Common Stock”), of the Company consisting of (a) 6,671,928 shares (the “Shares”) of Common Stock that are currently outstanding, (b) up to 2,000,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) and (c) up to 8,671,928 shares of Common Stock (together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding common warrants (together with the Pre-Funded Warrants, the “Warrants”). The Shares and the Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated June 12, 2025.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration payable upon exercise price of the Warrants is adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP 3175 Hanover Street  Palo Alto, CA 94304-1130

T: (650) 843-5000  F: (650) 849-7400  cooley.com

Quince Therapeutics, Inc.

July 25, 2025

Page Two

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:  /s/ Gordon Ho

Gordon Ho

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

T: (650) 843-5000  F: (650) 849-7400  cooley.com